Universal Corporation

P.O. Box 25099 Richmond, VA 23260 phone: (804) 359-9311 fax (804) 254-3594

PRESS RELEASE

CONTACT	RELEASE
Karen M. L. Whelan	Immediately
Phone: (804) 359-9311 Fax: (804) 254-3594 Email: investor@universalleaf.com

Universal Corporation Announces Quarterly Dividend

Richmond, VA • February 5, 2004 / PRNEWSWIRE

Allen B. King, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced that the company’s Board of Directors has declared a quarterly dividend of thirty-nine cents ($.39) per share on the common shares of the company, payable May 10, 2004, to common shareholders of record at the close of business on April 12, 2004.

Universal Corporation is a diversified company with operations in tobacco, lumber, and agri-products. Universal Corporation’s gross revenues for the fiscal year that ended on June 30, 2003, were approximately $2.6 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

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